Exhibit 10.44

EXECUTIVE AGREEMENT

WellPoint, Inc., on behalf of itself and all of its affiliates (collectively “Company”) and Wayne S. DeVeydt (“Employee”), enter into this Agreement (“Agreement”), as of the date executed. In consideration for eligibility for executive-level stock options under the Company’s Stock Incentive Plan and eligibility for enhanced severance in the event of termination as described in Section 1 below, the Employee agrees to the terms of this Agreement, including the limited non-competition provisions in Section 4 below.

1. Severance Benefit.    If the Employee’s employment is terminated by the Company, other than For Cause, he/she shall be entitled to a severance benefit, in lieu of any severance benefit under the Company’s Severance Pay Plan, as described below:

a. twelve months of salary continuation paid in accordance with the Company’s normal payroll practices;

b. medical, dental and vision benefits for the twelve month period with the Employee paying the employee contribution portion of the cost;

c. outplacement services for the twelve month period through a firm selected by the Company; and

d. an amount that is the equivalent of the Employee’s target award under the Company’s Annual Incentive Plan prorated based on full months employed in the year of termination or based on six months, whichever is greater. The payment of this amount will be made by the Company no later than March 31 of the year following termination.

As a condition of receiving the severance benefits described above, the Employee shall first execute a release of any and all claims arising out of his/her employment with the Company or separation from such employment (including, without limitation, claims relating to age, disability, sex or race discrimination to the extent permitted by law). Such release shall be in a form reasonably satisfactory to the Company and shall comply with any applicable legislative or judicial requirements.

“For Cause” means a reasonable determination by the Company that the Employee (i) has been convicted of a felony, (ii) has engaged in an activity which, if proven in a criminal proceeding, could result in conviction of a felony involving dishonesty or fraud, or (iii) has engaged in gross misconduct likely to be materially damaging or materially detrimental to the Company.

2. Confidential Information.    The Employee acknowledges that in the course of his/her employment, he/she will acquire knowledge of trade secrets and confidential data of the Company. Such trade secrets and confidential data may include, but are not limited to, confidential product information, provider reimbursement strategy and arrangements, customer lists, employee lists, technical information, methods by which the Company proposes to compete with its business competitors, strategic and business plans, confidential reports prepared by business consultants which may reveal strengths and weaknesses of the Company and its competition and similar information relating to the Company. The Employee, in order to perform his or her obligations for the Company, must necessarily acquire knowledge of such trade secrets and confidential data, all of which the Employee acknowledges are not known outside the business of the Company, are known only to a limited group of its management and directors, are protected by reasonable measures to preserve secrecy, are of great value to the Company, are the result of the expenditure of large sums of money, and/or are difficult for an outsider to duplicate, and disclosure of which would be extremely detrimental to the Company. The Employee covenants to keep all such trade secrets or confidential data secret and not to release such information to persons not authorized by the Company to receive such secrets and data, both during his/her employment with the Company and at all times following termination from employment with the Company. The Employee acknowledges that trade secrets and confidential data need not be expressly marked as such by the Company.

3. Non-Solicitation.

a. During a twelve (12) month period after termination of employment, for whatever reason, the Employee shall not, directly or indirectly, solicit or induce any employee of the Company to separate from the Company.

b. During a twelve (12) month period after termination of employment, for whatever reason, the Employee shall not request or advise any customer of the Company or any person or entity having business dealings with the Company to withdraw, curtail, or cease such business with the Company.

4. Limited Non-Competition.    If the Employee’s employment should end, for whatever reason, it is important to the Company to protect its legitimate business interests by restricting the Employee’s ability to compete with the Company in a limited manner. In offering this limited non-competition provision, the Company does not intend to attempt to prevent the Employee from obtaining other employment, and the Employee acknowledges that this provision is not such an attempt. The Employee further acknowledges that the Company may need to take action, including litigation, to enforce this limited non-competition provision, which efforts the parties stipulate shall not be deemed an attempt to prevent the Employee from obtaining other employment. Accordingly, for a period of twelve (12) months from the Employee’s termination of employment (regardless of the reason), the Employee shall not engage in the following activities. To the extent that one or more of the following provisions is deemed nonapplicable or unenforceable, the remaining provisions shall remain in full force and effect.

a. The Employee will not in a competitive capacity directly or indirectly work for, advise, manage, or act as an agent or consultant for or have any business connection or employment relationship with any entity or person engaged in development or sale of a product or service which competes with or is substantially similar to any product or service in development or sold by the Company, within the geographical area in which the Employee has been performing services on behalf of the Company.

b. The Employee will not in a competitive capacity directly or indirectly work for, advise, manage, or act as an agent or consultant for or have any business connection or employment relationship with any entity or person engaged in development or sale of a product or service which competes with or is substantially similar to any product or service in development or sold by the Company, within the geographical area for which the Employee has been assigned responsibility at any time within the twenty-four (24) months preceding the Employee’s termination.

c. The Employee will not in a competitive capacity directly or indirectly work for, advise, manage, or act as an agent or consultant for or have any business connection or employment relationship with the peer companies to which the Company compares itself from time to time for performance purposes, or their affiliates or successors, if any, with respect to said peer companies’ business in the states where the Company does business.

d. If, during the twenty-four (24) months preceding the Employee’s termination, the Employee’s responsibilities for the Company have included provider contract negotiation or provider reimbursement within a specific Health Service Area as defined in the Company’s business plans, the Employee will not in a competitive capacity directly or indirectly work for, advise, manage, or act as an agent or consultant for or have any business connection or employment relationship with a health care provider as described below or its affiliates or successors, if any, which in the twelve (12) months prior to the Employee’s termination participated in an WellPoint network in the above-described Health Service Area. The providers covered by this provision include hospitals, skilled nursing facilities, outpatient facilities, laboratories, and independent practice associations.

e. The Employee will not directly or indirectly market, sell or otherwise provide any products or services which are competitive with or substantially similar to any product or service in development or sold by the Company, to any customer of the Company with whom the Employee has had contact (either directly or indirectly).

f. The Employee will not directly or indirectly market, sell or otherwise provide any products or services which are competitive with or substantially similar to any product or service in development or sold by the Company, to any customer of the Company over which the Employee has had responsibility at any time during the twenty-four (24) months preceding his/her termination.

5. Publicly Traded Stock.    Nothing in the foregoing provisions of section 4 prohibits the Employee from purchasing, for investment purposes only, any stock or corporate security traded or quoted on a national securities exchange or national market system.

6. Severability.    If any provision of this Agreement is determined to be unenforceable, the remaining provisions shall remain in full force and effect. The parties expressly agree that if any provision is susceptible of two or more constructions, one of which would render the provision unenforceable, then the provision shall be construed to have the meaning that renders it enforceable.

7. Choice of Law and Forum.    The Company is based in Indiana, and the Employee understands and acknowledges the Company’s desire and need to defend any litigation against it in Indiana. Accordingly the parties agree that this Agreement shall be governed by, construed by, and enforced in accordance with the laws of the State of Indiana. The parties further agree that any claim of any type brought by the Employee against the Company or any of its employees or agents must be maintained only in a court sitting in Marion County, Indiana, or, if a federal court, the Southern District of Indiana, Indianapolis Division. The employee further understands and acknowledges that in the event the Company initiates litigation against the Employee, the Company needs to prosecute such litigation in Employee’s forum state, in the State of Indiana, or in such other state where the Employee is subject to personal jurisdiction. Accordingly, the Employee specifically consents to personal jurisdiction in the State of Indiana.

8. Enforcement.    The Employee acknowledges that any activity restricted in this Agreement would cause irreparable injury or damage to the Company, and further acknowledges and agrees that the remedies at law for any breach by the Employee under this Agreement would be inadequate, and further agrees that the Company shall be entitled, if it so elects, to institute and prosecute proceedings in a court of competent jurisdiction to obtain temporary, preliminary, and/or permanent injunctive relief to enforce any provision without the necessity of proof of actual injury or damage, and without the necessity of posting any security.

9. Waiver.    Failure of the Company to insist upon strict compliance with any terms or provisions of this Agreement shall not be deemed a waiver of any terms, provisions, or rights.

10. Modifications.    No modification or amendment of this Agreement shall be effective unless and until the same shall be in writing duly executed by both parties. Modifications by the Company can only be made by an officer of the Company.

11. Entire Agreement.    The parties agree that this Agreement supersedes and replaces all previous agreements between the Company and the Employee addressing the terms, conditions, and issues contained herein.

Dated: 3/4/05	Signed: /s/ Wayne S. DeVeydt

Printed: Wayne S. DeVeydt

Witnessed by: /s/ Susan E. Ford

Printed: Susan E. Ford

Agreed to by the Company this 8th day of March, 2005.

Signed: /s/ Randy Brown

Printed: Randy Brown

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